UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 30, 2014

(Date of Report (Date of Earliest Event Reported))

LA-Z-BOY INCORPORATED

(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code (734) 242-1444

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 30, 2014, La-Z-Boy Incorporated (the “Company”) and most of its domestic subsidiaries (collectively, the “Loan Parties”), signed an amendment to the $150 million Credit Agreement (the “Amendment”) with Wells Fargo Capital Finance, LLC, as administrative agent and lender, and the financial institutions named therein (the “Lenders”). The Amendment amends the $150 million Amended and Restated Credit Agreement dated as of October 19, 2011, among the Company, most of its domestic subsidiaries, the banks listed therein, and Wells Fargo Capital Finance Corporation, LLC, as administrative agent (the “Credit Agreement”). The Amendment extends the maturity date of the revolving credit facility from October 19, 2016, to December 30, 2019. At the time the Amendment became effective, there were no amounts outstanding under the Credit Agreement.

The Credit Agreement is a revolving credit facility with a commitment of $150 million. The Credit Agreement, as amended, is secured primarily by all of the Loan Parties’ accounts receivable, inventory, cash deposit and securities accounts.

Availability under the Credit Agreement will continue to vary based on a borrowing base calculation consisting of eligible accounts receivable and inventory. Interest on LIBOR Rate loans under the Credit Agreement prior to the Amendment varied from LIBOR plus 1.50% to 2.00% based on average Excess Availability (as defined). As a result of the Amendment, the margin on Libor Rate loans, which continues to be based on average Excess Availability, will vary between LIBOR plus 1.25% to 1.75%. The margin on Base Rate loans is unchanged. Base Rate is the highest of (a) the Prime Rate; (b) the Federal Funds Rate plus 1/2 of 1%; and (c) the one-month LIBOR Rate plus 1%.

The Credit Agreement includes certain covenants and restrictions, including a fixed charge coverage ratio, which would become effective only if excess availability fell below certain thresholds. The Amendment lowers certain of these thresholds so that the corresponding covenants and restrictions would become effective in fewer instances.

The foregoing descriptions of the Amendment and the Credit Agreement are qualified in their entirety by reference to the complete texts of both the Credit Agreement and the Amendment. A copy of the Amendment is filed as Exhibit 4.1 to this Report on Form 8-K and is incorporated herein by reference. A copy of the Credit Agreement prior to the Amendment was filed as Exhibit 4.1 to the Current Report on Form 8-K we filed on October 21, 2011.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

The Credit Agreement described under Item 1.01 allows the Company to pay dividends or repurchase shares from time to time, so long as at the time of such dividend or repurchase, the Company is not in Default (and no Default or Event of Default would be caused by paying the dividend or repurchasing the shares) and (i) Excess Availability exceeds 17.5% of the revolving credit commitment; or (ii) (A) Excess Availability exceeds 12.5% of the revolving credit commitment, and (B) the Fixed Charge Coverage Ratio (as defined) is greater than or equal to 1.10:1.00 calculated on a pro-forma basis. Prior to the Amendment, the Credit Agreement prohibited dividends or share repurchases at any time when Excess Availability fell below 17.5% of the revolving credit commitment or the Company failed to maintain a Fixed Charge Coverage Ratio of at least 1.05 to 1.00 on a pro forma basis. Currently, the Amendment would not prohibit the Company from paying dividends (nor would the Credit Agreement prior to the Amendment have had that effect). The future payment of dividends is within the discretion of our Board of Directors and will depend, among other factors, on our earnings, capital requirements, and operating and financial condition, as well as Excess Availability and Fixed Charge Coverage Ratio under the Credit Agreement.

Item 9.01  Financial Statements and Exhibits

(d)        The following exhibit is filed as part of this report:

Description
4.1

Amendment Number One to Amended and Restated Credit Agreement, Amendment Number One to Amended and Restated Security Agreement, Ratification and Reaffirmation Agreement, dated as of December 30, 2014, among La-Z-Boy Incorporated, certain of its subsidiaries, the lenders named therein, and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED
(Registrant)

Date: January 6, 2015

	BY:	/s/ Margaret L. Mueller
Margaret L. Mueller
Corporate Controller